--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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--------------------------------------------------------------------------------

                             Advanced Lighting Logo

                               32000 Aurora Road
                               Solon, Ohio 44139

October 27, 2000

To Our Shareholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Shareholders Meeting to be held on Thursday, December 7, 2000, at 10:00 a.m. (E.S.T.), at KSK Color Lab (Conference Room), 32300 Aurora Road, Solon, Ohio 44139.

     The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on progress of the Company and an opportunity for questions of general interest to the shareholders.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the envelope provided.

                                          Sincerely yours,

                                          /s/ Wayne R. Hellman

                                          Chairman of the Board

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 Aurora Road
                               Solon, Ohio 44139

                NOTICE OF ANNUAL SHAREHOLDERS MEETING TO BE HELD
                                DECEMBER 7, 2000

To the Shareholders of ADVANCED LIGHTING TECHNOLOGIES, INC.:

     Notice is hereby given that the Annual Shareholders Meeting of ADVANCED LIGHTING TECHNOLOGIES, INC. (the "Company") will be held on Thursday, December 7, 2000, at 10:00 a.m., Eastern Standard Time at KSK Color Lab (Conference
Room), 32300 Aurora Road, Solon, Ohio 44139, for the following purposes:

     1. To elect directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2003 Annual Meeting and until their successors have been elected and qualified.

     2. To ratify the appointment of Grant Thornton LLP as independent auditors of the Company.

     3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on October 13, 2000 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO VOTE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE PREPAID ENVELOPE PROVIDED. If you are present at the Annual Meeting and desire to vote in person, your proxy will not be used if you revoke your appointment of proxy so that you may vote your shares personally.

                                          By Order of the Board of Directors,

                                          /s/ Alan J. Ruud

                                          Secretary
                                          October 27, 2000

                                     NOTICE

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 Aurora Road
                               Solon, Ohio 44139

                                PROXY STATEMENT

                          ANNUAL SHAREHOLDERS MEETING
                          TO BE HELD DECEMBER 7, 2000

     The enclosed Proxy is solicited on behalf of the Board of Directors of ADVANCED LIGHTING TECHNOLOGIES, INC. (the "Company") for use at the Annual Shareholders Meeting ("Annual Meeting") to be held Thursday, December 7, 2000, at 10:00 a.m. Eastern Standard Time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Shareholders Meeting. The Annual Meeting will be held at KSK Color Lab (Conference Room), 32300 Aurora Road, Solon, Ohio 44139.

     The definitive proxy solicitation materials are expected to be mailed on or about November 2, 2000 to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

                       RECORD DATE AND SHARES OUTSTANDING

     There were 281 shareholders of record at the close of business on October 13, 2000 entitled to notice of, and to vote at, the Annual Meeting. 22,196,675 shares of the Company's Common Stock, par value $.001 per share ("Common Stock") and 761,250 shares of the Company's Series A Preferred Stock, par value $.001 per share ("Series A Stock") are issued and outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, the Common Stock and the Series A Stock will vote on all matters as a single class, with each share of Common Stock having one vote and each share of Series A Stock having four votes (the number of votes equal to the number of shares of Common Stock into which each share of Series A Stock may be initially converted). The maximum aggregate votes eligible to be cast at the annual meeting, is 25,241,675.

                            REVOCABILITY OF PROXIES

     Ohio General Corporation Law provides that any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company or any of the Persons named as Proxies, a written notice of revocation or a duly-executed proxy bearing a later date than the date of the proxy being revoked or by attending the Annual Meeting and revoking their proxy and voting in person.

                            VOTING AND SOLICITATION

     Every shareholder voting for the election of directors is entitled to one vote for each share of Common Stock held and four votes for each share of Series A Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. On all other matters each share of Common Stock is likewise entitled to one vote, and each share of Series A Stock is likewise entitled to four votes, on each proposal or item that comes before the Annual Meeting.

     The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude abstentions and broker non-votes from the determination of votes cast with respect to any proposal. The number of votes required for approval is determined by the votes cast. The presence of the holders of a majority of the total issued and outstanding shares of Common Stock and Series A Stock in person or represented by duly executed proxies at the Annual Meeting shall constitute a quorum for the transaction of business. The vote required for passage of each proposal is set forth in the discussion of the separate proposals.

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain Company directors, officers, and employees, without additional compensation.

     The Board does not know of any other business to be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting or any adjournments thereof, the proxies will be voted on such matters in the discretion of the proxy holders.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at ten. Messrs. Alan J. Ruud, Francis H. Beam and Louis S. Fisi are currently directors whose terms expire at the Annual Meeting. Each has been nominated for election at the Annual Meeting as a director for a term expiring at the 2003 annual meeting, or until their successors are duly elected and qualified. The persons named in the accompanying proxy will vote for Messrs. Ruud, Beam and Fisi to serve as directors for such term. Although it is not presently contemplated that any nominee will decline or be unable to serve as a director, in either such event, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors.

                                    NOMINEES

     The following table sets forth certain information regarding each of the three nominees of the Board of Directors for election as a director for the term expiring in 2003.

     NAME        AGE                POSITION               DIRECTOR'S TERM EXPIRES
     ----        ---                --------               -----------------------
Alan J. Ruud     53    Director, Vice Chairman, President           2000
                       and Chief Operating Officer
Francis H. Beam  64    Director                                     2000
Louis S. Fisi    65    Director                                     2000

     The three persons receiving the greatest number of votes shall be elected directors. The Board of Directors recommends a vote "FOR" the three nominees as directors of the Company.

                  CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding each of the seven directors whose terms expire in 2001 and 2002, as well as the Company's other executive officers:

      NAME        AGE                POSITION               DIRECTOR'S TERM EXPIRES
      ----        ---                --------               -----------------------
Wayne R. Hellman  54    Chief Executive Officer and                  2001
                        Chairman of the Board of Directors
Theodore A.       61    Director                                     2001
  Filson
Thomas K. Lime    62    Director                                     2001
John E. Breen     55    Director                                     2002
John R. Buerkle   52    Director                                     2002
Susumu Harada     49    Director                                     2002
A Gordon          56    Director                                     2002
  Tunstall
Nicholas R.       53    Executive Vice President*
  Sucic
Steven C. Potts   47    Chief Financial Officer and
                        Treasurer*

---------------

* Executive officer only; not a director.

     Wayne R. Hellman has served as the Chief Executive Officer and a director of the Company since 1995 and as chief executive or other senior officer of each of the Company's predecessor companies since 1983. From 1968 to 1983 he was employed by the lighting division ("GE Lighting") of General Electric Company. While at General Electric, Mr. Hellman served as Manager of Strategy Analysis for the Lighting Business Group; Manager of Engineering for the Photo Lamp Department; Halarc Project Venture Manager; Manager of Quartz Halogen Engineering and Manager of Metal Halide Engineering. As the Halarc Project Venture Capital Manager, he was given the responsibility of developing metal halide technology. Mr. Hellman is also currently a director of Fiberstars, Inc., a manufacturer and marketer of fiber optic lighting systems. The Company owns approximately 24% of the issued and outstanding shares of Fiberstars, Inc. In 1998, Mr. Hellman married Diane Mazzola who is Mr. Fisi's step-daughter.

     Alan J. Ruud founded Ruud Lighting, Inc. in December of 1982 and has served as its chairman of the board and chief executive officer since that time. The Company acquired Ruud Lighting on January 2, 1998. At that time, Mr. Ruud was appointed to the Company's board. He currently serves as Vice Chairman and a member of the Executive Committee. In June 1999, Mr. Ruud was appointed to the additional positions of President and Chief Operating Officer of the Company. Mr. Ruud founded SPI Lighting, an HID lighting manufacturer, in 1973, which was sold to McGraw Edison in 1978. Mr. Ruud managed SPI Lighting until 1982. From 1969 through 1979, Mr. Ruud also ran a consulting and lighting engineering group in Milwaukee, Wisconsin. Mr. Ruud is also currently a director of Fiberstars, Inc.

     Francis H. Beam has served as a director of the Company since 1995. From 1988 to 1999, Mr. Beam served as president of Pepper Capital Corp., a venture capital firm which he formed. Mr. Beam retired from Pepper Capital effective at the end of 1999. Mr. Beam is also a director of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit and pipe, enclosures, wiring devices and accessories. From 1959 to 1988, he was employed by Ernst &Young LLP (and its predecessors). Beginning in 1967 he held various partnership positions with that firm until his retirement in 1988 as vice chairman and regional managing partner.

     John E. Breen was appointed to the Company's board in December 1999. Dr. Breen served as vice president of technology for GE Lighting from 1990 until his retirement in 1998. Dr. Breen spent 26 years at GE Lighting focused on technology for all lighting applications and on new product introductions.

     John R. Buerkle was appointed as a director of the Company in January 1998. In June 2000, Mr. Buerkle was appointed the president of UNext International. UNext International is a global internet education company. Previously, Mr. Buerkle spent 28 years with S.C. Johnson & Son, Inc., a leading worldwide manufacturer and marketer of consumer household products where among other responsibilities, he was president Asia-Pacific and the Americas, each for five years. Mr. Buerkle is also currently a director of Alloyd Company, Inc., a privately-held leading manufacturer of plastic packaging and packaging equipment.

     Theodore A. Filson has been a director of the Company since 1995. Mr. Filson has served as an independent consultant to the lighting industry since 1994. From 1986 to 1994 he was employed as president and chief executive officer of Advance Transformer, Inc., the largest manufacturer of lighting system power supplies in the world.

     Louis S. Fisi served as the Executive Vice President of the Company from 1995 until his retirement in 1999, and has served as a director of the Company since 1995. He has also served as Chief Financial Officer of the Company from 1995 to November 1996 and chief financial officer of one or more of the Company's predecessors from 1985 to November 1996, and assisted Mr. Hellman in the founding of the predecessors. From 1976 to 1985, Mr. Fisi was employed in executive and financial capacities by the Smithers Company, an international industrial company. From 1967 to 1976, he was employed as a certified public accountant by the predecessor of Ernst & Young LLP, an international accounting firm.

     Susumu Harada has served as a director of the Company since January 1996. Mr. Harada is the chief executive officer of the following Japanese companies:
Koto Electric, Koto Bunkogen, Iwaki Cristal and Wakoh Corporation. Mr. Harada is also the chief executive officer of Venture Lighting, Japan ("Venture Japan"), formerly, Koto Luminous, which is a Japanese distribution and manufacturing joint venture in which the Company owns an equity interest consisting of preferred stock. The product lines of these companies include specialty lamps, hermetic seals for quartz crystal and optical semiconductors, and digital display lamps. In 1981, Mr. Harada joined Venture Japan as the Overseas and Domestic Sales and Planning Manager. He held a number of positions with Venture Japan before he assumed his current position as chief executive officer in 1992.

     Thomas K. Lime was appointed to the Company's board in December 1999. Mr. Lime retired from GE Lighting in 1998 after 37 years in sales and marketing positions at GE Lighting. From 1995 to 1998, Mr. Lime served as General Manager-World Wide Strategic Accounts Sales and from 1984 to 1994 as General Manager-Consumer Sales US/Canada.

     A Gordon Tunstall has served as a director of the Company since June 1996. He is the founder of, and for more than 20 years has served as president of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of kforce.com, Inc., a professional and technical placement firm; Orthodontic Centers of America, Inc., a manager of orthodontic practices and Horizon Medical Products, a medical device manufacturer and distributor.

     Nicholas R. Sucic joined the Company in 1996 as Special Assistant to the Chairman. He was appointed Executive Vice President in October 2000. Previously, he served as Chief Financial Officer and Treasurer from November 1996 to October 2000 and Vice President from April 1997 to October 2000. He is a certified public accountant. From 1989 to 1996, he was employed by The Prudential Investment Corporation ("The Prudential") having served as chief financial officer and comptroller for various institutional investment units. Prior to joining The Prudential, Mr. Sucic was a partner with Ernst & Young LLP, having been associated with that firm since 1970.

     Steven C. Potts joined the Company as Chief Financial Officer and Treasurer in October 2000. Before joining the Company, Mr. Potts served in several financial positions for General Dynamics, Inc. from 1975 until 1999. From October 1995 to December 1999, Mr. Potts served as Vice President of Finance and Controller of General Dynamics, Land Systems Division. In this position, Mr. Potts was responsible for directing financial operations and information resource management for Land Systems and played a key role in domestic and international acquisitions for General Dynamics.

                     COMPOSITION OF THE BOARD OF DIRECTORS

     Pursuant to the terms of the Company's Articles of Incorporation and Code of Regulations (By-Laws), the Board of Directors has the power to change the number of directors by resolution. The number of directors is currently set at ten members. The directors are divided into three classes. Each director in a particular class is elected to serve a three-year term or until his or her successor is duly elected and qualified. The classes are staggered so that their terms expire in successive years, resulting in the election of only one class of directors each year.

                         BOARD MEETINGS AND COMMITTEES

     Mr. Hellman serves as Chairman of the Board of Directors of the Company. The Board of Directors held a total of four regular and two special meetings during the fiscal year ended June 30, 2000. Other than Mr. Harada, all of the current directors attended 75% or more of the regular and special meetings of the Board of Directors and committees of the Board, if any, upon which such directors served. Mr. Harada did not attend any of the special meetings of the Board of Directors.

     During fiscal 2000, the Executive Committee, consisting of Mr. Hellman, Mr. Fisi, and Mr. Ruud, held one meeting. The Executive Committee is authorized to exercise all of the powers of the Board of Directors except the powers to declare dividends and issue shares of Common Stock in excess of 50,000 shares or rights to acquire such Common Stock. The Executive Committee is empowered to act during the interim periods between meetings of the Board of Directors.

     During fiscal 2000, the Audit Committee, consisting of Mr. Beam, Mr. Tunstall and Dr. Breen, held five meetings. Dr. Breen replaced Mr. Filson on the Audit Committee on April 27, 2000. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, and reviews the adequacy of the Company's internal accounting controls.

     During fiscal 2000, the Compensation Committee, consisting of Mr. Buerkle, Mr. Filson and Mr. Lime, held three meetings. Mr. Lime replaced Mr. Harada on the Compensation Committee on April 27, 2000. The Compensation Committee determines the compensation of the Company's executive officers. Its report is included below at "COMPENSATION OF EXECUTIVE OFFICERS -- Report on Executive Compensation by the Compensation Committee."

     During fiscal 2000, the Incentive Award Plan Committee held no meetings, other than at meetings of the entire Board. On October 6, 1999, the Board of Directors determined that, instead of two committees, the Compensation Committee would also serve as the Incentive Award Plan Committee, which then consisted of Messrs. Hellman, Fisi and Tunstall. The Incentive Award Plan Committee administers the 1995 Incentive Award Plan, the 1997 Billion Dollar Market Capitalization Incentive Award Plan and the 1998 Incentive Award Plan. This committee will make all determinations as to future grants of stock and stock options under these plans. Awards under the 1995 Incentive Award Plan, 1997 Billion Dollar Market Capitalization Incentive Award Plan and the 1998 Incentive Award Plan to members of the Incentive Award Plan Committee are subject to approval by the entire Board of Directors.

     During fiscal 2000, the Company had no Nominating Committee, and the entire Board considers candidates for directors.

                      CERTAIN HOLDERS OF VOTING SECURITIES

     The following table sets forth information regarding the ownership of the Company's Common Stock as of October 13, 2000, by each of the directors and executive officers of the Company, by each person or group known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and by all directors and executive officers of the Company as a group.

                                                          SHARES BENEFICIALLY OWNED(2)
                                                      ------------------------------------
                                                                                  PERCENT
                                                                     PERCENT     OF VOTING
                NAME AND ADDRESS(1)                    NUMBER        OF CLASS      POWER
                -------------------                    ------        --------    ---------
Wayne R. Hellman(3).................................  3,944,385(7)     17.8%       15.6%
Alan J. Ruud(4).....................................  3,657,504(7)     16.5%       14.5%
Louis S. Fisi(5)....................................    297,169(7)      1.3%        1.2%
Nicholas R. Sucic...................................     19,158(7)        *           *
Steven C. Potts.....................................          0           *           *
Francis H. Beam.....................................     42,554           *           *
John E. Breen.......................................          0           *           *
John R. Buerkle.....................................     25,000           *           *
Theodore A. Filson..................................     45,000           *           *
Susumu Harada(6)....................................    152,868           *           *
Thomas K. Lime......................................          0           *           *
A Gordon Tunstall...................................     15,000           *           *
All Directors and Executive Officers as a
  Group(3)(4)(12 Persons)...........................  7,901,721(7)     35.4%       31.1%
General Electric Company(8).........................  4,475,887        17.1%       17.1%
Brown Investment Advisory & Trust Company/ Brown
  Advisory Incorporated(9)..........................  1,367,579         6.2%        5.4%
Wellington Management Company(10)...................  1,170,300         5.3%        4.6%

---------------

   * Less than one percent

 (1) The business address of each of Messrs. Hellman, Fisi, Sucic, Potts, Beam, Buerkle, Filson and Lime and Dr. Breen is 32000 Aurora Road, Solon, Ohio 44139; Mr. Ruud -- Ruud Lighting, Inc., 9201 Washington Avenue, Racine, Wisconsin 53406; Mr. Harada -- Koto Electric Co., Ltd., Bunmeido Bldg., 7th Floor, 3-16-5, Taito, Taito-Ku, Tokyo 110, Japan; and Mr.
     Tunstall -- Tunstall Consulting, Inc., 13153 North Dale Mabry, Suite 200, Tampa, Florida, 33618. The business address of General Electric Company is 3135 Easton Turnpike, Fairfield, CT 06431. The business address of Brown Investment Advisory & Trust Company/Brown Advisory Incorporated is 19 South Street, Baltimore, MD 21202. The business address of Wellington Management Company is 75 State Street, Boston, MA 02109.

 (2) Shares beneficially owned include the following shares which may be acquired within 60 days of the date of this proxy by exercise of options granted pursuant to the incentive award plans; Mr. Hellman -- 20,000; Mr. Ruud -- 10,000; Mr. Sucic -- 14,250 shares; Mr. Beam -- 15,000 shares; Mr. Buerkle -- 9,000 shares; Mr. Filson -- 45,000 shares; Mr. Harada -- 9,600 and Mr. Tunstall -- 15,000 shares. Shares beneficially owned by General Electric Company include 3,045,000 shares of Common Stock which may be acquired by General Electric Company at any time upon conversion of the Series A Stock and 1,000,000 shares of Common Stock subject to a warrant which is exercisable at any time. Percentage ownership is calculated on the basis of shares outstanding, plus shares which may be acquired within 60 days of the date of the proxy upon exercise or conversion by the named holder of options, warrants and Series A Stock. Percentage voting power is calculated on the same basis as percentage ownership, except the calculation includes for all holders the voting power of the Series A Stock and the shares issuable upon exercise by GE of the warrant.

 (3) Includes 1,928,070 shares owned by Mr. Hellman individually; 125,000 shares owned by a limited liability company ("Hellman Ltd.") of which Mr. Hellman is the manager and as to which Mr. Hellman has sole voting and investment power; 50,000 shares owned by a private charitable foundation established by Mr. Hellman and as to which Mr. Hellman has sole voting and investment power; 70,414 shares beneficially owned by certain shareholders of the Company held under a voting trust which expires in 2009 (the "Trust") and 1,714,067 shares formerly subject to the Trust as to which Mr. Hellman holds an irrevocable proxy under similar terms. These shares, totaling 1,784,481, are referred to herein as the "Trust Shares." The Trust Shares include all shares individually owned by Mr. Louis S. Fisi, Mr. Robert S. Roller, and Mr. Juris Sulcs, Ms. Christine Hellman and Ms. Lisa Hellman, Ms. Mary Sarver, and trusts for the benefit of Mr. Roller's children. The Trust Shares also include shares owned by Mr. Brian Hellman. Pursuant to the terms of the Trust and the irrevocable proxies, Mr. Wayne Hellman is empowered to vote the Trust Shares for all purposes at his sole discretion, but is not provided with investment power with respect to the Trust Shares. Beneficial owners of the Trust Shares may remove the shares from the Trust or release the shares from the irrevocable proxy, as the case may be, to effect a bona fide sale free of the restrictions of the Trust. All share distributions on account of the Trust Shares become subject to the Trust, and all cash and other nonshare distributions on account of the Trust Shares are to be paid over to the grantors of the Trust. The expiration of the Trust may be accelerated under certain circumstances. Mr. Hellman does not receive any compensation for serving as voting trustee of the Trust. Mr. Hellman has granted to the General Electric Company ("GE") irrevocable proxies with respect to shares owned by him individually and by Hellman, Ltd. and with respect to the Trust Shares. However, these proxies will be effective only if the Company fails to maintain a ratio of earnings before interest, taxes, depreciation and amortization to interest charges of 2:1 for any two-quarter measurement period and if certain other conditions are met. Also includes shares beneficially owned by Mr. Hellman's wife as to which Mr. Hellman disclaims beneficial ownership, consisting of 26,297 shares owned and 10,000 shares subject to options exercisable within 60 days of the date of this proxy.

 (4) Mr. Ruud has the sole power to vote 3,657,504 shares of Common Stock of which 1,497,143 shares of Common Stock are subject to the terms of a voting trust agreement dated January 2, 1998 (the "Voting Trust") or an irrevocable proxy similar to the irrevocable proxies held by Mr. Hellman, discussed above (collectively, the "Voting Trust Shares"), and the sole power to dispose of 2,160,361 shares of Common Stock. The purpose of the Voting Trust agreement and proxies is to provide Mr. Ruud with the power to vote all of the 1,497,143 shares of Common Stock held by the signatories to the Voting Trust agreement. The Voting Trust Shares include all shares individually owned by Mr. Donald Wandler, Mr. Theodore O. Sokoly, Mr. Christopher A. Ruud, and Ms. Cynthia A. Johnson. Mr. Ruud has granted to GE proxies with respect to shares owned by him individually and with respect to the Voting Trust Shares. However, these proxies will be effective only if the Company fails to maintain a ratio of earnings before interest, taxes, depreciation and amortization to interest charges of 2:1 for any two-quarter measurement period and if certain other conditions are met.

 (5) All individually owned shares are Trust Shares subject to voting control by Mr. Hellman.

 (6) Includes 142,268 shares owned by Venture Lighting, Japan, of which Mr. Harada is chief executive officer. Mr. Harada disclaims beneficial ownership of these shares.

 (7) Includes 3,065 shares purchased via the Employee Stock Purchase Plan by Mr. Sucic and 537, 252, 504 and 342 shares purchased via the Company 401(k) plan for Messrs. Hellman, Fisi, Ruud and Sucic, respectively.

 (8) Includes 430,887 shares of Common Stock held by General Electric Company, 3,045,000 shares issuable upon conversion of the Series A Stock held by General Electric and 1,000,000 shares issuable upon exercise of a currently exercisable warrant held by General Electric. General Electric owns 100% of the issued and outstanding shares of Series A Stock.

 (9) Information obtained from Schedule 13G filed by the shareholder. Includes 560,340 shares as to which BIATC has sole voting power and 772,039 shares as to which BIATC has sole voting power and 595,540 shares as to which BIATC has sole dispositive power and 772,039 shares as to which BIATC has sole dispositive power.

(10) Information obtained from Schedule 13G filed by the shareholder. Includes 703,900 shares as to which Wellington has shared voting power and 1,170,300 shares as to which Wellington has shared dispositive power.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth certain information with respect to all compensation paid or earned for services rendered to the Company in all capacities for the fiscal years ending June 30, 2000, June 30, 1999 and June 30, 1998 by the Company's executive officers. The Company has not granted any stock appreciation rights. The Company has no defined benefit employee pension plan.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                             -------------------------------------------------
                                                                                  OTHER ANNUAL
                                                        SALARY         BONUS      COMPENSATION
        NAME AND PRINCIPAL POSITION          YEAR        ($)            ($)           ($)
        ---------------------------          ----       ------         -----      ------------
Wayne R. Hellman                             2000      $218,514(1)     $-0-         $   -0-
  Chairman and                               1999      $200,000(1)     $-0-         $   -0-(2)
  Chief Executive Officer                    1998      $200,000(1)     $-0-         $33,882(3)
Alan J. Ruud(4)                              2000      $200,260(1)     $-0-         $   -0-
  Vice Chairman, President and               1999      $192,500(1)     $-0-         $   -0-(2)
  Chief Operating Officer                    1998      $ 92,500(1)     $-0-         $   -0-(2)
Nicholas R. Sucic                            2000      $190,641(1)     $-0-         $   -0-
  Executive Vice President(5)                1999      $175,000(1)     $-0-         $   -0-(2)
                                             1998      $175,000(1)     $-0-         $   -0-(2)
Louis S. Fisi                                2000      $100,625        $-0-         $99,073(6)
  Retired Executive Vice                     1999      $175,000        $-0-         $19,729(3)
  President                                  1998      $165,000        $-0-         $   -0-(2)

                                                    LONG-TERM COMPENSATION
                                             -------------------------------------
                                                     AWARD(S)              PAYOUTS
                                             -------------------------     -------
                                             RESTRICTED     SECURITIES
                                               STOCK        UNDERLYING      LTIP        ALL OTHER
                                              AWARD(S)       OPTIONS       PAYOUTS     COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR        ($)            (#)           ($)           ($)
   ---------------------------      ----     ----------     ----------     -------     ------------
Wayne R. Hellman                    2000        $--          200,000         $--         $  2,986(7)
  Chairman and                      1999         --               --          --         $233,764(7)
  Chief Executive Officer           1998         --               --          --         $114,897(7)
Alan J. Ruud(3)                     2000         --          100,000          --         $  2,503(7)
  Vice Chairman, President and      1999         --               --          --         $  5,065(7)
  Chief Operating Officer           1998         --               --          --         $    -0-
Nicholas R. Sucic                   2000         --               --          --         $  3,672(7)
  Executive Vice President(5)       1999         --               --          --         $ 26,894(7)
                                    1998         --               --          --         $ 12,700(7)
Louis S. Fisi                       2000         --            5,000          --         $  1,042(7)
  Retired Executive Vice            1999         --               --          --         $235,048(7)
  President                         1998         --               --          --         $181,545(7)

---------------

(1) Mr. Hellman, Mr. Ruud and Mr. Sucic are each parties to Employment Agreements with the Company. The Employment Agreement of Mr. Hellman had an initial term expiring December 31, 1998. In fiscal

    1998, Mr. Hellman's Employment Agreement was extended through December 31, 2003. Mr. Ruud and Mr. Sucic are parties to similar Employment Agreements with the Company: Mr. Ruud's having an initial term expiring January 1, 2001; Mr. Sucic's having an initial term expiring on February 11, 2001. Through these Employment Agreements, Mr. Hellman, Mr. Ruud and Mr. Sucic are entitled to receive annual base compensation of $195,000, $185,000, and $175,000, respectively. In addition, Mr. Hellman, Mr. Ruud and Mr. Sucic will each be entitled to receive a bonus in amounts determined by the Compensation Committee. These Employment Agreements provide for annual increases in annual base compensation in amounts determined by the Compensation Committee during the term of these Employment Agreements. For fiscal 2000, Messrs. Hellman, Ruud and Sucic received annual base compensation of $210,421, $200,000 and $183,580, respectively. For fiscal 2001, effective November 1, 2000, the Compensation Committee has determined that Messrs. Hellman, Ruud, and Sucic will receive annual base compensation of $250,000, $250,000 and $183,580, respectively. Also includes compensation deferred pursuant to the Company's 401(k) deferred compensation plan. Under the Employment Agreements, Mr. Hellman, Mr. Ruud and Mr. Sucic participate in Company sponsored life, health, and disability insurance coverage.

(2) Perquisites provided to these executive officers consisted primarily of automobile use, automobile insurance, club dues, the total of which did not exceed 10% of the person's salary and bonus.

(3) Perquisites provided to Mr. Hellman in fiscal 1998 included $21,600 in club dues and $9,771 for automobile use and insurance. Perquisites provided to Mr. Fisi in fiscal 1999 included $7,854 in club dues and $11,875 for automobile use and insurance.

(4) Mr. Ruud was elected to the office of Vice Chairman effective on January 2, 1998. All compensation amounts for fiscal 1998 exclude compensation received from Ruud Lighting, Inc. prior to its acquisition by the Company on January 2, 1998.

(5) Until October 2000, Mr. Sucic served as Chief Financial Officer, Vice President and Treasurer. In October 2000, Mr. Potts joined the Company as Chief Financial Officer and Treasurer.

(6) Mr. Fisi retired as an officer and employee of the Company effective December 31, 1999. The principal terms of Mr. Fisi's retirement arrangement are as follows: Mr. Fisi was retained as a consultant until June 30, 2000 for a fixed consulting fee of $93,000 (the consulting arrangement during this period involved the direction and completion of Mr. Fisi's current projects at the time of his retirement); after June 30, 2000, Mr. Fisi will be available to consult with Company management for an additional period of three years on special projects, where Mr. Fisi's extensive industry experience, special knowledge regarding the Company and availability to supervise substantial projects would assist the Company's completion of these projects, with compensation for the three-year period set at $93,000 per year. In addition, Mr. Fisi has continued serving his existing term as a director of the Company and was given a 5,000 share option grant under the Company's 1995 Incentive Award Plan or 1998 Incentive Award Plan. Also includes reimbursement of taxes Mr. Fisi incurred in the consulting arrangement.

(7) Since 1993, the Company and its predecessors have maintained split dollar life insurance policies with respect to certain key employees. In order to reduce expenses, the split dollar life insurance program was terminated effective June 30, 1999. This program applied to approximately 25 employees, including Messrs. Hellman, Fisi and Sucic. This program provided life insurance benefits and a cash value benefit which vested over a ten year period and was to be received upon termination of employment or retirement from the Company. In connection with the termination of this program the Company accelerated the vesting of the cash value benefits, providing full vesting as to the cash value in each policy. For fiscal year 1999, the amounts indicated represent the incremental value of the cash value benefits each Executive Officer received as a result of normal and accelerated vesting. For fiscal year 1998 the amounts indicated represent the split dollar life insurance premiums. For fiscal 1999 the amounts include Company contributions to 401(k) plan in the amounts of $4,271, $2,776, $5,065 and $1,384 for Messrs. Hellman, Fisi, Ruud and Sucic, respectively. For fiscal 2000, the amounts include Company contributions to 401(k) plan in the amounts of $2,986, $1,042, $2,503 and $3,672 for Messrs. Hellman, Fisi, Ruud and Sucic, respectively.

                   COMPANY OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
                            ----------------------------
                             NUMBER OF      PERCENT OF
                            SECURITIES     TOTAL OPTIONS
                            UNDERLYING      GRANTED TO      EXERCISE OR
                              OPTION       EMPLOYEES IN     BASE PRICE     EXPIRATION     GRANT DATE
           NAME             GRANTED (#)     FISCAL YEAR       ($/SH)          DATE       PRESENT VALUE
           ----             -----------    -------------    -----------    ----------    -------------
Wayne R. Hellman(1).......    200,000          19.3%          $7.625       10/11/2009      $830,000(2)
Alan J. Ruud(1)...........    100,000           9.6%          $7.625       10/11/2009      $415,000(2)
Nicholas R. Sucic.........         --            --               --               --            --
Louis S. Fisi(1)..........      5,000           0.5%          $ 6.50        2/18/2010      $ 16,400(3)

---------------

(1) The options granted to Messrs. Hellman and Ruud vest on their sixth anniversary. Vesting of these options may be accelerated upon the following events: 10% of the grant became exercisable when the market price of the Company's Common Stock reached $15.25 per share on the last trading day of any month ("Market Price"); 20% will become exercisable when the Market Price exceeds $22.875 per share; 30% will become exercisable when the Market Price exceeds $30.50 per share and 40% will become exercisable when the Market Price exceeds $38.125 per share. Mr. Fisi's option will become exercisable as follows: 25% on the first anniversary of date of grant; 35% on the second anniversary of date of grant and 40% on the third anniversary of the date of grant.

(2) The grant date value of the stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility -- 55.4%; risk-free interest rate -- 6.2%; time of exercise - 5 years; and no dividend yield.

(3) The grant date value of the stock options was estimated using the Black-Scholes option pricing model with the following assumptions: expected volatility -- 56.8%; risk-free interest rate -- 6.7%; time of exercise -- 4 years; and no dividend yield.

            AGGREGATED COMPANY OPTION EXERCISES IN LAST FISCAL YEAR
                 AND 2000 FISCAL YEAR END COMPANY OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                         SHARES ACQUIRED                    OPTIONS AT FISCAL YEAR-      IN-THE-MONEY OPTIONS
                           ON EXERCISE         VALUE          END(#) EXERCISABLE/       AT FISCAL YEAR-END ($)
         NAME                  (#)          REALIZED ($)         UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
         ----            ---------------    ------------    -----------------------    -------------------------
Wayne R. Hellman.......        --               --            20,000/180,000              $217,500/$1,957,500
Alan J. Ruud...........        --               --            10,000/90,000                $108,750/$978,750
Nicholas R. Sucic......        --               --            14,250/50,000                       --
Louis S. Fisi..........        --               --               0/5,000                      $0/$60,000

                           COMPENSATION OF DIRECTORS

     All directors of the Company receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. In addition, in the fiscal year ended June 30, 2000, the nonemployee directors were compensated $2,500 for each meeting of the full-board attended. Such directors will be entitled to a minimum of $10,000 if they attend 75% or more meetings of the board and committees to which they belong. No director who is an employee of the Company will receive separate compensation for services rendered as a director.

     In December 1995, the Company granted options to purchase 9,600 shares of Common Stock at $10.00 per share to each of its nonemployee directors all of which are currently exercisable. In January, 1996, the Company granted options to purchase 9,600 shares of Common Stock at $10.25 per share under the incentive award plans to Mr. Harada upon appointment to the Board of Directors, all of which are currently exercisable. In June 1996, the Company granted options to purchase 15,000 shares of Common Stock at $17.00 per share to Mr. Tunstall upon appointment to the Board of Directors, all of which are currently exercisable. Also, in June 1996, each nonemployee director other than Mr. Harada and Mr. Tunstall (Messrs. Beam and Filson) was granted options to purchase an additional 5,400 shares at an exercise price of $17.00 per share. All of these options are currently exercisable. In September 1997, Mr. Filson was granted an option to purchase 30,000 shares of Common Stock at $23.75 per share, all of which are currently exercisable. In January, 1998, the Company granted options to purchase 15,000 shares of Common Stock at $22.63 per share to Mr. Buerkle upon appointment to the Board of Directors, of which 9,000 shares are currently exercisable. In February, 2000, Dr. Breen and Mr. Lime each were granted options to purchase 15,000 shares of Common Stock at $6.50 per share, none of which are currently exercisable; Mr. Fisi was granted an option to purchase 5,000 shares at $6.50 per share, none of which are currently exercisable; Mr. Beam was granted an option to purchase 5,000 shares of Common Stock at $6.50 per share, none of which are currently exercisable and Messrs. Buerkle, Harada and Tunstall each were granted options to purchase 15,000 shares of Common Stock at $6.50 per share, none of which are currently exercisable. None of these options are exercisable within 60 days of this proxy statement. Each grant was made pursuant to the Company's incentive award plans at the market price of the Company's Common Stock on the date of grant. Each option will vest 25% in the first year, 35% in the second year, and 40% in the third year from the date of grant.

     Each of the nonemployee directors of the Company was granted options to purchase 15,000 shares of Company Common Stock in 1995 and 1996 (other than Mr. Harada, who received options to purchase 9,600 shares). Also, upon appointment or reelection, each of the nonemployee directors of the Company will receive option grants equal to 5,000 shares for each year in a director's term under the 1998 Incentive Award Plan.

     In fiscal 2000, Mr. Filson provided consulting services to the Company and received fees in the amount of $104,541. In calendar 2000, Mr. Filson has agreed to provide consulting services to the Company. In fiscal 2000, Mr. Fisi provided consulting services to the Company and received fees in the amount of $93,000. In fiscal 2001, Mr. Fisi has agreed to provide consulting services to the Company for a fee of $93,000.

                             EMPLOYMENT AGREEMENTS

     Mr. Hellman, Mr. Ruud and Mr. Sucic are each parties to Employment Agreements with the Company. The Employment Agreement of Mr. Hellman had an initial term expiring December 31, 1998 but was extended through December 31, 2003 in fiscal 1999. Mr. Ruud and Mr. Sucic are parties to similar Employment Agreements with the Company: Mr. Ruud's expires on January 1, 2001; and Mr. Sucic's expires on February 11, 2001. Through these Employment Agreements, Mr. Hellman, Mr. Ruud, and Mr. Sucic are entitled to receive annual base compensation of $195,000, $185,000, and $175,000, respectively. In addition, Mr. Hellman, Mr. Ruud and Mr. Sucic will each be entitled to receive a bonus in amounts determined by the Compensation Committee. These Employment Agreements provide for annual increases in the annual base compensation as determined by the Compensation Committee during the term of these Employment Agreements. For fiscal 2000, Messrs. Hellman, Ruud and Sucic received annual base compensation of $210,421, $200,000 and $183,580, respectively. For fiscal 2001, the
Compensation Committee has determined that Messrs. Hellman, Ruud and Sucic will receive annual base compensation of $250,000, $250,000 and $183,580, respectively, effective November 1, 2000. Under these Employment Agreements, Mr. Hellman, Mr. Ruud and Mr. Sucic participate in Company sponsored life, health and disability insurance coverage. It is anticipated that Messrs. Ruud and Sucic will continue the same compensation terms and continue to participate in these plans following termination of their respective employment agreements. Pursuant to their Employment Agreements, Mr. Hellman has agreed not to compete with the Company for a period of two years after termination of employment, and Messrs. Ruud and Sucic have agreed not to compete with the Company for a period of three years after termination of employment.

     In the event the Company terminates the Employment Agreements without cause (as defined in the Employment Agreement) Messrs. Ruud and Sucic each would be entitled to receive all payments and benefits through the remainder of the term of the Employment Agreement. "Without cause" is defined in the Employment Agreements as (i) the employee's not committing fraud, dishonesty, willful misconduct, or gross negligence in performing his duties or (ii) his not materially breaching his Employment Agreement. In the event the Employment Agreements are terminated by Messrs. Ruud or Sucic for good reason (as defined in the Employment Agreement), Messrs. Ruud and Sucic each would be entitled to receive all payments and benefits through the remainder of the term of the Employment Agreement. "Good reason" is defined in the Employment Agreements as
(i) a material reduction in the employee's duties, authority, compensation, benefits or responsibilities without the employee's prior written consent or
(ii) the Company's material breach of the Employment Agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee requires a majority to be independent directors. During fiscal 2000, this Committee consisted of Messrs. Buerkle, Filson and Lime. Mr. Lime replaced Mr. Harada on April 27, 2000. Mr. Filson is a consultant to the Company and during fiscal 2000 received consultant's fees of $104,541. Mr. Harada is chief executive officer of Venture Japan, a company in which the Company has a nonvoting preferred stock interest and which purchased goods from the Company in fiscal 2000 for an aggregate price of $1,094,000.

     The Company also established an Incentive Award Plan Committee which was composed of Wayne R. Hellman, the Chief Executive Officer, Louis S. Fisi, retired Executive Vice President, and A Gordon Tunstall. On October 6, 1999, the Board of Directors determined that, instead of two committees, the Compensation Committee would also serve as the Incentive Award Plan Committee, which then consisted of Messrs. Hellman, Fisi and Tunstall. The Incentive Award Plan Committee administers the 1995 Incentive Award Plan, the 1997 Billion Dollar Market Capitalization Incentive Award Plan and the 1998 Incentive Award Plan. This committee will make all determinations as to future grants of stock and stock options under these plans. Awards under the 1995 Incentive Award Plan, the 1997 Billion Dollar Market Capitalization Incentive Award Plan and the 1998 Incentive Award Plan to members of the Incentive Award Plan Committee are subject to approval by the entire Board of Directors. Awards to any executive officer or director under the 1995 Incentive Award Plan, the 1997 Billion Dollar Market Capitalization Incentive Award Plan and the 1998 Incentive Award Plan will be approved by the entire Board of Directors.

         REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE

     The Compensation Committee's duty is to (i) establish a philosophy and basic structure governing all executive compensation plans, including the compensation of the Executive Officers of the Company and its subsidiaries, and to make recommendations to the Board of Directors regarding such compensation;
(ii) consider and make recommendations to the Board regarding directors' compensation and benefits; (iii) consider and make recommendations to the Board regarding salary structure, officer gradings and salaries for other officers;
(iv) propose and review bonus and stock option guidelines for officers and key employees; (v) make recommendations to the Board regarding grants of options and other awards to the Chief Executive Officer under the Company's incentive compensation plans; (vi) consider and approve perquisites and other remuneration for officers; (vii) review major changes to the Company's retirement plans and incentive plans to officers and hourly employees; (viii) submit an annual report to the Board regarding the effectiveness and appropriateness of the Company's compensation program and (ix) ensure that the Executive Officers have in place plans to develop talent and provide succession for key positions to enable achievement of key business goals.

     Effective August 4, 1997, the Compensation Committee adopted a charter to compensate each Executive Officer (implemented in fiscal year 1998) based on the stated objectives (sales, profits, return on net assets) achieved by him within the last year. Each officer has certain stated objectives, which combines personal, managerial and corporate aspects. At the end of the year, each officer's stated objectives (approved by the

Board of Directors), are weighed against his achievements, and compared to the overall financial condition of the division the officer is responsible for and compared to the overall financial condition of the Company. Accordingly, the achievements and the profit growth of the division and of the Company are directly related to the executive officer's earnings. This, the Compensation Committee concludes, is the best method for the Company to attract and reward proficient executives.

     The Compensation Committee reviews the compensation of the executive officers: Wayne R. Hellman, Chairman and Chief Executive Officer, Alan J. Ruud, Vice Chairman, President and Chief Operating Officer and Nicholas R. Sucic, Executive Vice President. Mr. Hellman, Mr. Ruud and Mr. Sucic are each parties to an Employment Agreement with the Company, which in Mr. Hellman's case expires in December 2003, in Mr. Ruud's case expires in January 2001, and in Mr. Sucic's case expires in February 2001. The Compensation Committee has determined that for fiscal 2001, the annual base compensation of Messrs. Hellman, Ruud and Sucic will be $250,000, $250,000 and $183,580, respectively, effective November 1, 2000. The Compensation Committee may determine that the executive officers will be entitled to a bonus in an appropriate amount for any fiscal year. For the fiscal year ended June 30, 2000, the Compensation Committee has determined that no bonus will be paid to Mr. Hellman, Mr. Ruud or Mr. Sucic. Performance criteria for Mr. Hellman during fiscal 2000 included: (a) performance related to sales, operating income, cash flow and the Company's debt-to-equity ratio; (b) recruitment and development of senior management personnel; (c) completion of acquisitions and investments; (d) increase in shareholder value; and (e) further development of ADLT's metal halide lighting technology and market position. The Committee did not assign these performance criteria relative weights or rankings but rather made a subjective determination after considering all factors collectively. Accordingly, because certain important performance criteria were not met, the Committee decided that no bonus will be paid to Mr. Hellman for the fiscal year ended June 30, 2000. Messrs. Hellman, Ruud and Sucic participate in Company sponsored life, health and disability insurance coverage. Pursuant to their Employment Agreements, Mr. Hellman has agreed not to compete with the Company for a period of two years after termination of employment, and Mr. Ruud and Mr. Sucic have agreed not to compete with the Company for a period of three years after termination of employment.

                                          COMPENSATION COMMITTEE
                                          John R. Buerkle
                                          Theodore A. Filson
                                          Thomas K. Lime

Dated: October 2000

                           REPORT BY AUDIT COMMITTEE

     The Audit Committee has adopted a written charter to set forth its responsibilities. A copy of the charter is attached as Exhibit "A" to this proxy statement. As required by the charter, the Audit Committee reviewed the Company's audited financial statements and met with management, as well as with Grant Thornton LLP, the Company's auditors, to discuss the financial statements. The Audit Committee received the report of Grant Thornton regarding the results of their audit. In connection with its review of the financial statements and the auditors' report, the members of the Audit Committee discussed with a representative of Grant Thornton their independence, as well as the following:

        the auditors' responsibilities in accordance with generally accepted auditing standards;

        the initial selection of, and whether there were any changes in, significant accounting policies or their application;

        management's judgments and accounting estimates;

        whether there were any significant audit adjustments;

        whether there were any disagreements with management;

        whether there was any consultation with other auditors;

        whether the auditors encountered any difficulties in performing the audit; and

        the auditor's judgments about the quality of the Company's accounting principles.

     Based on its discussions with management and the Company's auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the period ended June 30, 2000 for filing with the SEC.

                                          THE AUDIT COMMITTEE
                                          Francis H. Beam (Chairman)
                                          John E. Breen
                                          A Gordon Tunstall

                        INDEPENDENCE OF AUDIT COMMITTEE

     In fiscal 2000, our Audit Committee consisted of Mr. Beam (Chairman), Dr. Breen and Mr. Tunstall (Dr. Breen replaced Mr. Filson on April 27, 2000). Each of Mr. Beam, Dr. Breen and Mr. Tunstall is independent, as defined in Rule 4200(a)(15) of the NASD listing standards, as may be modified or supplemented.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                                                   NASDAQ STOCK MARKET            RUSSELL 2000                    ADLT
                                                   -------------------            ------------                    ----
12/12/95                                                   100                         100                         100
6/28/96                                                    113                         111                         173
6/30/97                                                    137                         127                         249
6/30/98                                                    180                         147                         230
6/30/99                                                    255                         147                          89
6/30/00                                                    377                         166                         183

* Five-year performance is not provided since the Company's Common Stock first became traded on December 12, 1995.

     The Company has selected the Russell 2000 Index for comparison purposes because it represents the smallest 2,000 companies from the universe of the 3,000 largest U.S. stocks in the U.S. trading on the New York Stock Exchange, American Stock Exchange and Nasdaq National Market. The Russell 2000 Index is considered the benchmark of U.S. small-cap market performance. The Company's stock is now a component of the Russell 2000. The Company does not believe that it can reasonably identify a group of peer companies for comparison purposes, and no relevant industry index exists. In prior years, the Company used the NASDAQ Non-Financial Index instead of the Russell 2000 Index. The NASDAQ Non-Financial Index includes companies with substantially larger market capitalization and the Company has chosen to use the Russell 2000 Index for reasons outlined above. In the year ended June 30, 2000, the cumulative total return on the Russell 2000 Index was 11.5% and the cumulative total return on the NASDAQ Non-Financial Index was 32.3%.

                CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

     The Company was formed on May 19, 1995, and acquired ownership, primarily by merger (the "Combination") of 17 affiliated operating corporations that were previously under common ownership and management (the "Predecessors"). On September 15, 1995, one of the Predecessors transferred its nonlamp assets to H&F Five, Inc., a company owned by Messrs. Hellman, Fisi and certain other employees of the Company, for a demand promissory note from H&F Five, Inc. in the amount of $200,000 bearing interest at 8.5% per annum. Total principal and accrued interest at June 30, 2000 was $302,000, which was the largest amount outstanding at any time during fiscal 2000.

     In fiscal 2000, Mr. Filson provided consulting services to the Company and received fees in the amount of $104,541. Mr. Filson's consulting services included taking an active role in sales/marketing through the development of key customer relationships, obtaining commitments from customer companies to introduce new lighting products that include ADLT components and the establishment of major sales agreements. Mr. Filson's services during fiscal 2000 also encompassed other activities, including joint venture activities and recruitment of key personnel. In calendar 2000, Mr. Filson has agreed to provide consulting services to the Company.

     Mr. Harada, a director of the Company, is an executive officer, director, and a shareholder of Venture Lighting, Japan ("Venture Japan"), formerly known as Koto Luminous Ltd., a Japanese manufacturer and marketer of lighting products. Venture Japan owns 142,268 shares of the Company, which were acquired in the Combination as a result of its investment in a Predecessor. In April 1997, the Company purchased a 30% common stock interest in Venture Japan. In November 1998, this common stock interest was exchanged for nonvoting convertible preferred stock which Company management determined had fair value not less than the fair value of the original common stock interest. The exchange for this preferred stock enhanced the security of the Company's investment by providing preferential treatment upon liquidation of Venture Japan, while the convertibility of the preferred stock allows the Company to participate in the future potential of Venture Japan. Additionally, Mr. Harada and members of his family control Wakoh Corporation, a Japanese corporation. Wakoh Corporation and the Company are each 50% joint venture partners in Pacific Lighting, Inc., a British Virgin Islands holding company. The Company uses Pacific Lighting to own and hold a number of the Company's joint venture investments. Venture Japan is the Company's sole trading partner in Japan and, as a result, the Company supplies Venture Japan with materials, lamps and equipment. In fiscal 2000, the Company had sales of approximately $1,194,000 to Venture Japan and purchases of approximately $1,108,000 from Venture Japan.

     The Company has utilized a Saab 340 Aircraft (the "Saab Aircraft") on an hourly rental basis. The Saab Aircraft was originally owned by LightAir Ltd. ("LightAir"), an Ohio limited liability company owned by Mr. Hellman (80%) and Mr. Fisi (20%), and was subsequently transferred to LightAir II Ltd. ("LightAir II"), an Ohio limited liability company owned by Mr. Hellman (50%) and Mr. Ruud (50%). Messrs. Hellman and Fisi guaranteed the repayment of $3.0 million of indebtedness to purchase the Saab Aircraft. All agreements with LightAir were effectively terminated by the transfer by LightAir of all of its aircraft in fiscal 1999. In addition, at June 30, 2000, the Company had a $50,000 receivable from LightAir. LightAir paid certain rebates and reimbursements of amounts paid by the Company. Rebates paid in fiscal 1998 totalled $211,000 and no subsequent rebates have been made or are expected.

     On May 20, 1998, LightAir II acquired a 1988 Cessna Citation III aircraft. The Citation III was chartered to the Company at an average of $2,000 per hour prior to January 1999 and $2,400 per hour thereafter. Scott Air Charter of Milwaukee, Wisconsin is the charter broker for the plane. Messrs. Hellman and Ruud guaranteed the repayment of $6.4 million of indebtedness incurred to purchase the Citation III. Following transfer to LightAir II of the Saab Aircraft, LightAir II made the Saab Aircraft available to the Company on the same terms as were made available by LightAir. Commencing in January 1999 the arrangements with LightAir II were changed to provide for minimum payments of $55,000 per month for the Saab Aircraft. The hourly usage rates for the plane were reduced from $2,000 per hour to $1,100 per hour for the Saab Aircraft. LightAir II has sold both of its aircraft and the minimum payment was reduced to $33,500 with respect to the Saab Aircraft until the aircraft was sold. Payments to LightAir II during fiscal 1998 totalled $90,000; approximately $1,030,000 in fiscal 1999; and approximately $474,000 in fiscal 2000. The arrangements with LightAir II have been effectively terminated by the sale of its aircraft in fiscal 2000 and 2001.

     Pursuant to a loan agreement dated October 8, 1998 between the Company and Mr. Hellman, its Chairman and Chief Executive Officer (the "Hellman Loan Agreement"), the Company has loaned $9,000,000 to Mr. Hellman for a one-year term at the rate of 8%. The loan was made following approval by the Company's Board of Directors (Messrs. Hellman and Fisi did not participate in the deliberations). The proceeds of the loan were used to reduce the outstanding principal balance of a margin account loan, which is secured by 2,053,070 shares of Company Common Stock owned by Mr. Hellman and Hellman Ltd. (the "Hellman Personal Shares"). In connection with the loan, the Board asked for and received Mr. Hellman's agreement to extend the term of his employment agreement to December 31, 2003. The Hellman Loan Agreement prohibits Mr. Hellman from encumbering the Hellman Personal Shares in any manner except pursuant to existing agreements governing Mr. Hellman's margin account, without consent of the Board's representative. Mr. Hellman has paid accrued interest of $720,000 on the loan through October 6, 1999. The principal on the loan was due on October 6, 1999. On January 25, 2000, the Board of Directors agreed that Mr. Hellman would not be required to repay the loan until October 6, 2000. The term of the loan has now been extended by the Board of Directors to October 6, 2001. The Board of Directors have informed Mr. Hellman that the Company may require immediate payment of the loan if the Company requires the payment to prevent an unacceptable strain on cash resources.

     Diane Hellman, Mr. Hellman's wife, has served the Company in various marketing positions since 1985, and currently serves as Vice President of Sales of Venture Lighting International, Inc. In fiscal 2000, Mrs. Hellman's salary, benefits and perquisites were $125,574. Brian Hellman, Mr. Hellman's son, has served the Company in various positions since 1992, and currently serves as Senior Business Analyst of Venture Lighting International, Inc. In fiscal 2000, Brian Hellman's salary, benefits and perquisites were $89,118. Deborah Rogers, Mr. Hellman's sister-in-law, has served the Company in various positions since 1994, and currently serves as Regional Sales Manager of Venture Lighting International, Inc. In fiscal 2000, Ms. Rogers' salary and sales commissions and benefits and perquisites were $136,001. Christopher Ruud, Mr. Ruud's son, has served the Company since 1998, and served Ruud Lighting in various positions since 1986, and currently serves as Vice President of Human Resources of the Company. In fiscal 2000, Christopher Ruud's salary, benefits and perquisites were $90,166.

     The Company does not intend to enter into any material transaction with officers or directors, or their family members, without the approval of a majority of the disinterested directors in the future. All above-described transactions since March 1997 were approved by a majority of disinterested directors except Mr. Filson's consulting service fees and the employment and compensation of the Hellman and Ruud family members.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission and the Nasdaq National Market. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during fiscal 1999. All of these filing requirements were satisfied by the Company's Executive Officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, except that Mr. Harada filed a report on Form 4 relating to two stock purchase transactions in March and December of 1999 after the required filing date.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

CHANGE OF INDEPENDENT AUDITORS

     On May 17, 1999, the Company engaged Grant Thornton LLP as its new independent accountants to act as the principal accountant to audit the Company's consolidated financial statements.

     The Company's Audit Committee of the Board of Directors participated in and approved the engagement of Grant Thornton LLP.

     During the fiscal years ended June 30, 1998 and June 30, 1997 and through May 17, 1999, the Company did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and in no case was a written report provided to the Company nor was oral advice provided that was an important factor in reaching a decision by the Company as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     On March 29, 1999, Ernst & Young LLP ("E&Y") resigned as independent auditors of the Company.

     The reports of E&Y on the Company's consolidated financial statements for the past two fiscal years ended June 30, 1998 and June 30, 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audit of the Company's financial statements for the fiscal year ended June 30, 1998, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their report ("Disagreements") with respect to the fiscal year ended June 30, 1998. In connection with the audit of the Company's consolidated financial statements for the fiscal year ended June 30, 1997, there were no Disagreements with E&Y with respect to the fiscal year ended June 30, 1997, except as follows: E&Y disagreed with the accounting for deferred advertising costs; the valuation of inventories acquired in purchase business combinations; and the capitalization of certain joint venture formation costs. E&Y identified and discussed the above matters with the Company's management and the audit committee of the Company's board of directors. Such matters were, however, resolved to the satisfaction of E&Y prior to the issuance of its report on the Company's consolidated financial statements for the fiscal year ended June 30, 1997. There were no Disagreements with E&Y for the interim period subsequent to June 30, 1998.

     E&Y has not advised the Company that information has come to its attention that would materially impact the fairness or reliability of any interim or audited financial statements issued by the Company.

     Subject to shareholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP as its independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2001. Representatives of Grant Thornton LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows the Company to "incorporate by reference" the documents that it files with the Commission. This means that the Company can disclose certain information to you by referring to those documents. Any information the Company incorporates in this manner is considered part of this proxy statement except to the extent updated or superseded by disclosure in this proxy statement. Any information the Company files with the Commission after the date of this proxy statement and until the date of the annual meeting of shareholders will automatically update and supersede the information contained in this proxy statement.

     The Company's 2000 Annual Report to shareholders accompanies this proxy statement. The Company incorporates by reference only information contained under the caption "Financial Information" (pages 25-60).

                        2000 ANNUAL REPORT ON FORM 10-K
                    FOR THE FISCAL YEAR ENDED JUNE 30, 2000

     A copy (excluding exhibits) of the Company's 2000 Annual Report on Form 10-K for the fiscal year ended June 30, 2000 as filed with the Securities and Exchange Commission may be obtained by shareholders, without charge, by addressing a request to Corporate Secretary, Advanced Lighting Technologies, Inc., 32000 Aurora Road, Solon, Ohio 44139. Copies of the exhibits may be obtained by the same means. A charge equal to the reproduction cost will be made if the exhibits are requested.

                SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 2001 Annual Meeting should be received by the Secretary of the Company no later than July 6,

2001, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company currently files reports, proxy statements, and other information with the Securities and Exchange Commission. These reports, proxy statements, and other information can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, including the Company.

                                   EXHIBIT A

As Adopted April 27, 2000

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                            AUDIT COMMITTEE CHARTER

FUNCTION OF THE AUDIT COMMITTEE

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") will assist the Board in fulfilling the Board's oversight responsibilities relating to accounting for the Company's financial position, results of operations and cash flows, as well as such other matters as may from time-to-time be specifically delegated to the Committee by the Board.

     While the Committee has the powers and responsibilities set forth in this Charter, the Company's Code of Regulations, and the related resolution of the Board of Directors providing for the Audit Committee, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditor or to assure compliance with laws or the Company's Conduct Policy Statements and Authorization Guidelines.

     The Audit Committee will be given the resources necessary to discharge its responsibilities.

COMPOSITION OF THE COMMITTEE

     REQUIREMENTS. The Committee will consist of at least three Board members. Each member of the Committee must be independent of management and free from any relationship with the Company that would interfere with the exercise of independent judgment as a Committee member. In determining independence, the Board will observe the requirements of the National Association of Security Dealers (NASD).

     Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment and in accordance with the NASD rules, whether a director meets the financial literacy requirement.

     At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment and in accordance with the NASD rules.

     APPOINTMENT. The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee, the responsibility to appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the Committee, the Company's outside auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

OUTSIDE AUDITOR

     The outside auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. Alternatively, the Committee and the Board may nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

RESPONSIBILITIES OF THE COMMITTEE

     The Committee will:

        1. Recommend Outside Auditors: Recommend to the Board annually, and at other appropriate times, the firm to be retained as the Company's outside auditors.

        2. Review Independence of Outside Auditors: In connection with recommending the firm to be retained as the Company's outside auditors, review the information provided by management and the outside auditors relating to the independence of such firm, including, among other things, information related to the nonaudit services provided and expected to be provided by the outside auditors.

           The Committee is responsible for (1) ensuring that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company consistent with independence Standards Board Standard No. 1,
           (2) actively engaging in dialogue with the outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the outside auditor and (3) recommending that the Board take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

        3. Review Audit Plan: Review with the outside auditors their plans for, and the scope of, their annual audit and other examinations.

        4. Conduct of Audit: Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

        5. Review Audit Results: Review with the outside auditors the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, the reports of their reviews of the Company's interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and the reports of the results of such other examinations outside of the course of the outside auditors' normal audit procedures that the outside auditors may from time-to-time undertake.

        6. Review Financial Statements: Review with appropriate officers of the Company and the outside auditors the annual and quarterly financial statements of the Company prior to public release thereof and prior to filing with the SEC. The review of the annual and quarterly financial statements will include the communication matters set forth in Statement on Auditing Standards No. 61, as amended. Following review of the annual financial statements, the Committee will make a recommendation to the Board of Directors as to whether such statements should be included in the Company's Form 10-K.

        7. Review Internal Audit Plans: Review with the senior financial executive for internal audit and other persons responsible for the internal audit function the plans for, and the scope of, their ongoing audit activities.

        8. Review Internal Audit Reports: Review with the senior financial executive for internal audit and other persons responsible for the internal audit function the annual report of the audit activities, examinations and results thereof for the internal audit function.

        9. Review Systems of Internal Accounting Controls: Review with the outside auditors, the senior financial executive and other persons responsible for the internal audit function, the outside legal counsel and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs, the adequacy of the Company's internal accounting controls and the Company's policies and compliance procedures with respect to business practices. Review with the outside auditors and senior financial executives the Company's financial auditing and accounting organizations and personnel.

        10. Review Recommendations of Outside Auditors: Review with the persons responsible for the internal audit function recommendations made by the outside auditors and the senior financial executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

        11. Securities Exchange Act: Obtain assurance from the outside auditors and management that Section 10A of the Securities Exchange Act has not been implicated.

        12. Review Other Matters: Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

        13. Board Reports: Report its activities to the Board in such manner and at such times, as it deems appropriate.

MEETINGS OF THE COMMITTEE

     The Committee shall meet at least four times annually, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of the Committee. The Committee may meet with management, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the outside auditors or such other persons believe should be discussed privately.

ANNUAL REPORT

     The Committee will prepare, with the assistance of management, the outside auditors and outside legal counsel, a report for inclusion in the Company's proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws, to the extent any report is so required.

OTHER REPORTING

     The Committee will prepare, with the assistance described above written certification affirming compliance with the NASD listing standards regarding audit committees, to the extent any certification is so required.

ANNUAL REVIEW OF CHARTER

     The Committee will review and reassess, with the assistance of management, the outside auditors and outside legal counsel, the adequacy of the Committee's charter at least annually.

                     ADVANCED LIGHTING TECHNOLOGIES, INC.
                              32000 Aurora Road
                              Solon, Ohio  44139


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Wayne R. Hellman and Alan J. Ruud as Proxies, each with the power to appoint his substitute, and hereby authorizes them to vote as designated on the reverse, all the shares of Common Stock Advanced Lighting Technologies, Inc. held of record by the undersigned on October 13, 2000, at the annual meeting of shareholders to be held on Thursday, December 7, 2000 at 10:00 am (EST) at KSK Color Lab (Conference Room), 32300 Aurora Road, Solon, Ohio, 44139 or any adjournment thereof.

        PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.


                        (TO BE SIGNED ON REVERSE SIDE)

                       Please date, sign and mail your
                     proxy card back as soon as possible!


                        Annual Meeting of Shareholders
                     ADVANCED LIGHTING TECHNOLOGIES, INC.

                                December 7, 2000




               Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [ X ]  Please mark your
         votes as in the
         example.


                  FOR all nominees               WITHHOLD
                   listed at right               AUTHORITY
                 (except as marked to        to vote for all
                 the contrary below)      nominees listed at right

1.  Election of         [  ]                       [  ]                NOMINEES:
    Directors:                                                              Alan J. Ruud
                                                                            Francis H. Beam
                                                                            Louis S. Fisi

       (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
           NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE
                               LIST AT RIGHT.)


2. TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY.
        FOR [ ]       AGAINST [ ]       ABSTAIN  [ ]


PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.


Signature___________________________________ Signature, if held jointly__________________________DATE______________________, 2000

NOTE:  Please sign exactly as names appear hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized officer.
